Exhibit 99.3

WAIVER AND RATIFICATION

THIS WAIVER AND RATIFICATION is entered into as of this 12th day of February, 2009, by and between OfficeMax Incorporated, a Delaware corporation (the “Company”), and Sam Duncan (“Duncan”).

WHEREAS, Duncan and the Company are parties to an Employment Agreement dated April 14, 2005 (the “Agreement”); and

WHEREAS, in 2008 and 2009 Duncan agreed to waive one of the requirements of Section (3)(e) of the Agreement; and

WHEREAS, the parties now desire to formalize the terms of the waiver.

NOW, THEREFORE, in consideration of Duncan’s continued employment and other good and valuable consideration, the parties agree as follows:

1.  Waiver.  For 2008 and 2009 only, Duncan hereby waives the requirement in Section (3)(e) of the Agreement calling for the issuance of annual long-term incentive compensation awards with a present value (as determined by the Compensation Committee) approximately equal to 350% of Duncan’s then-current Annual Base Salary.  For 2008, the parties agreed upon an award with a then-present value of approximately 300% of Duncan’s Annual Base Salary, and for 2009 the parties agreed upon an award approximately equal to 146% of Duncan’s Annual Base Salary, which reductions are commensurate with reductions in annual long-term incentive compensation awards provided to other senior executives.

2.  Ratification.  To the extent the waiver of the 2008 grant referenced in Section 1 above was initially made orally, Duncan hereby ratifies and confirms such waiver, and except as waived herein the parties ratify and confirm that all other provisions of the Agreement shall remain in full force and effect, including the original provisions of Section (3)(e) of the Agreement for years subsequent to 2009.

3.  Defined Terms.  All capitalized terms not specifically defined in this Waiver and Ratification shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, Duncan has hereunto set his hand and, pursuant to the authorization of its Board, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad	/s/ Sam Duncan
Title:	EVP	Sam Duncan